EXHIBIT 99

FOR IMMEDIATE RELEASE

THOMAS E. (WYN) DOBBS ELECTED DIRECTOR AT SUPERIOR BANCORP

BIRMINGHAM, AL – April 28, 2009 – Superior Bancorp (NASDAQ: SUPR) announced today that Wyn Dobbs has been elected as a director of Superior Bancorp and Superior Bank.   "Wyn Dobbs is an outstanding businessman and a respected member of the Decatur community and the Tennessee Valley Region and will bring valued insight to our board as we continue to grow our bank," said Stan Bailey, Chairman and Chief Executive Officer of Superior Bancorp.

Dobbs is President and Chief Executive Officer of Decatur Transit, Inc., located in Decatur, Alabama.   Dobbs started with Decatur Transit in 1983 and has built it into a company that now has 3 divisions comprised of a Hertz rental car fleet, a barge and bulk warehousing operation at the Port of Decatur, and a mini-storage operation consisting of approximately 600 units.

Dobbs received his B.A. from David Lipscomb College and earned an MBA from the University of Alabama at Birmingham.  After completion of his undergraduate studies, Dobbs honorably served in the military where he retired with the rank of Naval Commander.  During his military service, he was a Propulsion Engineering School instructor and saw active duty as a Naval Gunfire Liaison officer in the Republic of Vietnam.

Bailey continued, “I’ve had the pleasure of working with Wyn several years and I’m certain that his experience, skill and dedication will prove to be valuable assets to our Superior team.  Through the years, Wyn has built Decatur Transit into a solid company that has become a key member of the Tennessee Valley business community. We have a strong belief that our board should be representative of all of our major markets because our success is driven by our ability to understand the needs of our markets and to develop products and services to meet those needs.  Wyn Dobbs will be an outstanding representative and is sure to make an immediate impact on Superior’s board.”

With the appointment of Mr. Dobbs, Superior’s board is comprised of 14 total directors, of whom 10 are deemed to be independent.

About Superior Bancorp

Superior Bancorp is a $3.2 billion thrift holding company headquartered in Birmingham, Alabama. The principal subsidiary of Superior Bancorp is Superior Bank, a Southeastern community bank and the third largest U S banking institution headquartered in Alabama.  Superior Bank currently has 77 branches, with 45 locations throughout the state of Alabama and 32 locations in Florida.  Superior Bank also operates 24 consumer finance offices in North Alabama as 1st Community Credit and Superior Financial Services.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf.  Some of the disclosures in this release, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements. These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality, the adequacy of our allowance for loan losses and other financial data and capital and performance ratios. Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). Such forward-looking statements should, therefore, be considered in light of various important factors set forth from time to time in our reports and registration statements filed with the SEC. The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations and other forward-looking statements: (1) the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations; (2) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (3) inflation, interest rate, market and monetary fluctuations; (4) our ability to successfully integrate the assets, liabilities, customers, systems and management we acquire or merge into our operations; (5) our timely development of new products and services in a changing environment, including the features, pricing and quality compared to the products and services of our competitors; (6) the willingness of users to substitute competitors’ products and services for our products and services; (7) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (8) our ability to resolve any legal proceeding on acceptable terms and its effect on our financial condition or results of operations; (9) technological changes; (10) changes in consumer spending and savings habits; (11) the effect of natural disasters, such as hurricanes, in our geographic markets; (12) regulatory, legal or judicial proceedings; (13) the continuing instability in the domestic and international capital markets; (14) the effects of new and proposed laws relating to financial institutions and credit transactions; and (15) the effects of policy initiatives that have been and may continue to be  introduced by the new Presidential administration and related regulatory actions.

Superior Bancorp disclaims any intent or obligation to update "forward-looking statements."

More information on Superior Bancorp and its subsidiaries may be obtained over the Internet, http://www.superiorbank.com or by calling 1-877-326-BANK
(2265).